EXHIBIT 8

LIST OF SUBSIDIARIES

NAI Interactive Ltd. - 100% owned by ChineseWorldNet.com Inc.

ChineseWorldNet.com (Hong Kong) Ltd. - 99% owned by ChineseWorldNet.com Inc.